UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 24, 2007

GTx, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50549	62-1715807
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)
3 N. Dunlap Street
Van Vleet Building
Memphis, Tennessee 38163
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (901) 523-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On July 24, 2007, GTx, Inc. (the “Company”) and the University of Tennessee Research Foundation (formerly known as the University of Tennessee Research Corporation) (“UTRF”) entered into a Consolidated, Amended, and Restated License Agreement (the “Consolidated SARM License”). The Consolidated SARM License consolidates and replaces that certain Amended and Restated Exclusive License Agreement, dated as of June 3, 2002, by and between the Company and UTRF, and that certain Amended and Restated Exclusive License Agreement, dated as of June 14, 2002, by and between the Company and UTRF (together, the “Prior SARM Licenses”). Under the Consolidated SARM License, UTRF granted to the Company exclusive worldwide rights in all existing SARM technologies owned or controlled by UTRF, including all improvements thereto, and exclusive rights to future SARM technologies that may be developed by certain scientists at the University of Tennessee or subsequently licensed to UTRF under certain existing inter-institutional agreements with The Ohio State University. Such SARM technologies licensed to the Company under the Consolidated SARM License include, without limitation, composition of matter and method of use patents relating to SARM compounds.
     Under the terms of the Consolidated SARM License, the Company agreed to pay to UTRF a one-time, upfront fee of $290,000 as consideration for entering into the Consolidated SARM License. The Company also agreed to pay an annual license maintenance fee during the term of the Consolidated SARM License, which fee will be creditable against various royalties the Company agreed to pay to UTRF on sublicense revenues and net sales of products subject to the Consolidated SARM License. The Company also agreed to pay all expenses to file, prosecute and maintain the patents relating to the licensed SARM technologies. Under the Consolidated SARM License, the Company is obligated to use commercially reasonable efforts to develop and commercialize products based on the licensed SARM technologies. Unless terminated earlier, the term of the Consolidated SARM License will continue for the longer of 20 years or until the expiration of the last valid claim of any licensed patent in the particular country in which a licensed product is being sold. The Consolidated SARM License may be terminated by UTRF for the Company’s uncured breach or upon the Company’s bankruptcy.
     The foregoing is only a brief description of the material terms of the Consolidated SARM License and does not purport to be complete, and is qualified in its entirety by reference to the Consolidated SARM License which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2007.
Item 1.02. Termination of a Material Definitive Agreement.
     In December 2006, the Company executed a letter of intent with UTRF pursuant to which the Company agreed to modify each of the Prior SARM Licenses as well as that certain Amended and Restated Exclusive License Agreement, dated as of August 30, 2002, by and between the Company and UTRF relating to ACAPODENE® 20 mg and certain other licenses pertaining to preclinical technologies. In accordance with the transactions contemplated by the letter of intent, the Consolidated SARM License replaces and supersdes each of the Prior SARM Licenses, each of which was terminated upon the Company and UTRF entering into the Consolidated SARM License. The entering into of the Consolidated SARM License and the related termination of the Prior SARM Licenses was, among other things, intended to address certain provisions of the Prior SARM Licenses pertaining to the time and amount of payments for annual license maintenance fees and royalty fees to be paid by the Company to UTRF. Under the Prior SARM Licenses, UTRF granted to the Company worldwide exclusive licenses under its composition of matter and method of use patents relating to SARM compounds. Under the terms of the Prior SARM Licenses, the Company was required to make annual license maintenance fee payments and future royalty payments to UTRF.
     The foregoing is only a brief description of the material terms of the Prior SARM Licenses and does not purport to be complete, and is qualified in its entirety by reference to the Prior SARM Licenses which were filed as Exhibits 10.20 and 10.21 to the Company’s Registration Statement on Form S-1 (File No. 333-109700), filed with the SEC on October 15, 2003, as amended.
Item 5.03. Amendment of Articles of Incorporation or Bylaws; Change in Fiscal Year.

     Effective July 24, 2007, the Board of Directors of the Company amended and restated the Company’s Amended and Restated Bylaws, which amended Sections 7.1 and 7.3 of Article VII of the Company’s Amended and Restated Bylaws to specifically address the subject of uncertificated shares in connection with the Company’s compliance with recent rules promulgated by The NASDAQ Stock Market LLC requiring NASDAQ-listed issuers to be eligible for a direct registration system by January 1, 2008. A copy of the Company’s Amended and Restated Bylaws, reflecting the amendments to Sections 7.1 and 7.3 of Article VII thereof, is attached hereto as Exhibit 3.2.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
3.2	Amended and Restated Bylaws of GTx, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTx, Inc.

Dated: July 24, 2007	By:	/s/ Henry P. Doggrell

Henry P. Doggrell,
Vice President, General Counsel/Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.2	Amended and Restated Bylaws of GTx, Inc.